Exhibit 10.50

Maximum Guarantee Contract – Mingyang Wind Power (in quadruplicate)

Maximum Guarantee Contract

No.: GBZ476440120090493

Guarantor: Zhongshan Mingyang Electrical Appliance Co., Ltd.

Business License No.: 442000400000499

Legal Representative/Principal: ZHANG Zhuanwei

Address: Daling District, Torch High Technology Industry Development Zone, Zhongshan City

P. C.: 528437

Financial Institution of Deposit and Account No.: Bank of China Zhongshan Branch, 801857520608093001

Tel.: 0760-85332537                    Fax: 0760-853325387

Creditor: Bank of China Limited Zhongshan Branch

Legal Representative/Principal: XU Peijing

Address: Zhongyin Building, No. 18, 3rd Zhongshan Road                    P. C.: 528437

Tel.: 0760-88336688                    Fax: 0760-88306960

In order to ensure performance of the debt under the Master Contract prescribed in Article 1 of this Contract, the Guarantor is willing to provide guarantee for the Creditor. Both parties have concluded and entered into this Contract through consultation on the basis of equality. Definitions of the terms and expressions under this Contract shall be determined in accordance with the Master Contract, except otherwise stipulated in this Contract.

Article 1 Master Contract

Master Contract of this Contract:

The Credit Line Agreement concluded and to be concluded by and between the Creditor and the Debtor Guangdong Mingyang Longyuan Power & Electronic Co., Ltd. and Guangdong Mingyang Wind Power Technology Company Ltd. during the period from January 1, 2007 to December 31, 2012, and the single agreement concluded and to be concluded pursuant to the Credit Line Agreement, and their revisions and supplementary provisions, as prescribed, shall be deemed as the Master Contract of this Contract.

The loan contract, trade finance contract, letter of guarantee, treasury business and other giving credit contract (hereinafter collectively referred to as the “Single Contract”) concluded and to be concluded by and between the Creditor and the Debtor Guangdong Mingyang Longyuan Power & Electronic Co., Ltd. and Guangdong Mingyang Wind Power Technology Company Ltd. during the period from January 1, 2007 to December 31, 2012, and its revisions and supplementary provisions, as prescribed, shall be deemed as the Master Contract of this Contract.

Article 2 Principal Creditor’s Right and Occurrence Period

The creditor’s rights occurring under the Master Contract shall be deemed as the principal creditor’s right during the following periods, except that otherwise determined or specified by law:

January 1, 2007 to December 31, 2012 specified in Article 1 of this Contract

Article 3 Highest Amount of Credit Guaranteed

1. The highest principal balance of the credit guaranteed in this Contract is:

Currency: RMB.

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Maximum Guarantee Contract – Mingyang Wind Power (in quadruplicate)

(In words): Seven hundred and three million Yuan only

(In figures) RMB 730,000,000.00 Yuan

2. If it is determined as the principal creditor’s right guaranteed in this Contract on the date when the occurrence period of the principal creditor’s right determined in Article 2 of this Contract, the interests (including legal interest, contract interest, compound interest and default interest) of the principle of the principal creditor’s right, penalty, damages, the expenses for realization of creditor’s right (including but not limited to legal cost, attorney fee, notarial fee and execution fee), the loss caused to the Creditor due to the Debtor’s breach and other expenses payable, shall be deemed as the creditor’s right guaranteed, with the specific amount to be determined when it is cleared off.

The sum of the amount of the creditor’s right determined in the preceding two paragraphs shall be the highest amount of credit guaranteed under this Contract.

Article 4 Guarantee Approach

The guarantee approach under this Contract adopts the following 1st item:

1. Guarantee of joint and several liabilities

2. General guarantee

Article 5 Occurrence of Guarantee Liability

Where the Debtor fails to repay the Creditor on any normal repayment date or on any advance repayment date under the Master Contract, the Creditor shall have the right to require the Guarantor to undertake the guarantee liability.

The normal repayment date mentioned in the preceding paragraph refers to, as specified in the Master Contract, the repayment date of the principal, the interest payment date or the date that the Debtor shall pay the Creditor any funds as specified in the contract. The advance repayment date mentioned in the preceding paragraph refers to the advance repayment date presented by the Debtor and agreed by the Creditor and the date that the Creditor requires the Debtor to recover the debt principal and interest and / or any other funds in advance pursuant to the Contract.

In the event that the principal debt has security or guarantee for other things out of this Contract, which has no effect on the Creditor to exercise any rights under this Contract, the Guarantor shall not defense the Creditor hereby.

Article 6 Guaranty Period

The guaranty period under this Contract shall be two (2) years from the date of expiration of the occurrence period of the principal creditor’s right determined in Article 2 of this Contract.

During the guaranty period, the Creditor shall have the right to require the Guarantor to undertake guarantee liability for part or all, multiple of single of the principal creditor’s right collectively or respectively.

Article 7 Limitation of Action for Guarantee Debt

In the event the Creditor requires the Guarantor to undertake the guarantee liability prior to the date of the expiration of the guaranty period specified in Article 6 of this Contract when the principal creditor’s right is not cleared off, under the guarantee of joint and several liabilities, the guarantee debt shall be calculated and the limitation of action shall be applicable as of the date when the Creditor requires the Guarantor to undertake the guarantee liability.

In the event that the Creditor institutes a proceeding or appeals to arbitration against the Debtor prior to the date of the expiration of the guaranty period specified in Article 6 of this Contract under general guarantee situations, the guarantee debt shall be calculated and the limitation of action shall be applicable as of the effective date of the judgement or the arbitration award.

Article 8 Relationship between this Contract and the Master Contract

Should the service life / business cooperation period of the credit line under the Credit Line Agreement / General Giving Credit Agreement contained in the Master Contract be extended, the Guarantor’s written consent shall be obtained in advance.

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Without the Guarantor’s consent or refused by the Guarantor, the Guarantor shall undertake the guarantee liability for the principal creditor’s right occurring during the service life / business cooperation period of the original credit line within the highest amount of credit guaranteed as specified in Article 3 of this Contract, and the guaranty period shall remain the original period specified.

In case of change of other contents or items of the Credit Line Agreement / General Giving Credit Agreement, change of single agreement under the Agreement or change of single master contract, it is unnecessary to obtain the Guarantor’s consent, and the Guarantor shall undertake the guarantee liability for the Master Contract changed within the highest amount of credit guaranteed as specified in Article 3 of this Contract.

Upon unanimity through consultation between the Creditor and the Guarantor, the highest amount of credit guaranteed as specified in Article 3 of this Contract may be changed in written form.

Where the Creditor entrusts Bank of China Limited or other institutions to perform all or part of the rights and obligations under the Master Contract or transfers the principal creditor’s right to a third party, it is unnecessary to obtain consent from the Guarantor and the Guarantor’s guarantee liability shall not be reduced or exempted therefrom.

Article 9 Declaration and Commitment

The Guarantor hereby declares and commits:

1. The Guarantor has been duly registered and validly existing and has the full capacity for civil conduct and behavioral competence to sign and perform this Contract;

2. The Guarantor has fully understood the contents of the Master Contract. Conclusion and performance of this Contract is based on the Guarantor’s real intention. The Guarantor has obtained legitimate and effective authorization in accordance with this Articles of Association or the requirements of other internal management files.

The Guarantor, if a company, shall ensure provision of the guarantee has been approved by the board of directors or the shareholders’ committee, or the resolution of shareholders’ meeting in accordance with the Articles of Association. It there is limit under the Articles of Association for the total amount guaranteed and the amount of single item guaranteed, the guarantee under this Contract does not exceed the stipulated limit.

Conclusion and performance of this Contract shall not violate any contract, agreement or other legal documents which are binding upon the Guarantor;

3. All documents and materials that the Guarantor provides the Creditor are accurate, true, complete and valid;

4. The Guarantor shall accept, assist and coordinate the Creditor’s supervision and examination on the Guarantor’s production and operation conditions and financial status;

5. The Guarantor has not concealed the Creditor of any significant liability undertaken prior to the date of signature of this Contract;

6. In case of any situations possibly affecting the Guarantor’s financial status and contract performance capacity, including but not limited to dismantlement, merger or joint cooperation by any means, or joint investment or cooperation with foreigners, contractual operation, reorganization, reformation, promotion planning and change of other business mode, reduce of registered capital, transfer of significant assets or shares, significant liabilities undertaken, dissolution, revoke, (being filed) filing for bankruptcy, or in case of major litigation or arbitration case, the Guarantor shall timely notify the Creditor.

Article 10 Disclosure of Affiliated Parties and Related Transactions in the Group of the Guarantor

Both Parties have agreed to adopt the following 2nd item:

1. The Guarantor is not a group customer determined by the Creditor in accordance with the Guide for Risk Management of Customer Giving Credit of Commercial Bank Group (hereinafter referred to as the Guide).

2. The Guarantor is a group customer determined by the Creditor in accordance with the Guide. The Guarantor shall, in accordance with Article 17 of the Guide, timely report the situations of the related transactions with over 10% net assts, including the transaction parties’ incidence relation, transaction item, transaction nature, transaction amount or corresponding proportion and pricing policy (including the transactions without amount but only with symbolic amount).

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Article 11 Events of Default and Treatment

The Guarantor shall constitute or be deemed as breach under this Contract under any one of the following circumstances:

1. The Guarantor fails to perform its guarantee liability timely according to the stipulations of this Contract;

2. The Guarantor gives untrue declaration in this Contract or violates the commitment given in this Contract;

3. There is the event stated in Sub-clause 6 of Article 9, seriously affecting the Guarantor’s financial status and contract performance capacity;

4. The Guarantor suffers from cessation of business, dissolution, revocation or bankruptcy;

5. The Guarantor violates other agreements of rights and obligations under this Contract;

6. The Guarantor has any event of default under other contracts concluded with the Creditor or other institutions of Bank of China Limited.

In case of any event of default prescribed in the preceding paragraph, the Creditor shall have the right to take any or all of the following measures according to the actual situations:

1. To demand the Guarantor for correction of its breach within a prescribed time limit;

2. To totally or partly reduce, suspend or terminate the credit line of the Guarantor;

3. To totally or partly suspend or terminate to accept the Guarantor’s application for business under other contracts; to totally or partly suspend or terminate to offer the loan not offered and handle the trade finance not handled;

4. To announce immediately due all or any of the principal and interest of the loan not repaid / trade finance funds and other accounts payable under other contracts;

5. To terminate or cancel this Contract; to totally or partly terminate or cancel other contracts concluded by and between the Guarantor and the Creditor;

6. To require the Guarantor to compensate the Creditor for the losses caused to the Creditor due to the Guarantor’s breach;

7. To, with notice in advance or thereafter, deduct the funds in the account opened by the Guarantor with the Creditor to pay all or part of the debts that the Guarantor owes the Creditor. The un-matured funds in the account shall be deemed as acceleration of maturity. If the account currency is different from the pricing currency of the Creditor’s business, conversion shall be made according to the applicable exchange rate of exchange, settlement and sales listing price of the Creditor;

8. Other measures that the Creditor deems necessary.

Article 12 Reservation of Rights

No failure on either party to exercise part or all rights under this Contract and no failure to require the other party to perform or undertake part or all obligations and responsibilities under this Contract shall constitute a waiver of the rights or the exemption of the obligations and responsibilities.

Either party’s tolerance of the other party, extension or delay in exercising any rights under this Contract shall not affect the party to enjoy any right according to this Contract, and laws and regulations and shall not be deemed as a waiver of the right.

Article 13 Change, Amendment and Termination

This Contract may be changed or amended in written form upon unanimity through consultation between both parties. Any change or amendment shall be deemed as the integral part of this Contract.

This Contract shall not be terminated unless all rights and obligations under this Contract are performed, except otherwise stipulated by laws and regulations or agreed by the parties hereto.

The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract, except otherwise stipulated by laws and regulations or agreed by the parties hereto.

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Article 14 Applicable Laws and Dispute Settlement

This Contract shall be governed by the laws of the People’s Republic of China.

Any and all disputes arising from the execution of this Contract may be settled through consultation between both parties. In case that consultation fails, both parties agree to adopt the same dispute settlement mode as specified in the Master Contract.

In case that a dispute does not affect the other clauses of this Contract during the settlement period of the dispute, the other clauses shall be performed continuously.

Article 15 Cost

All expenses (including the attorney fee) for conclusion, performance and dispute settlement of this Contract shall be borne by the Guarantor, except otherwise determined by law or agreed by the parties hereto.

Article 16 Attachment

The attachment as confirmed by both parties shall constitute the integral part of this Contract and shall be equally authentic with this Contract.

Article 17 Other Provisions

1. Without the Creditor’s written consent, the Guarantor shall not transfer any right and obligation under this Contract to a third party.

2. Should the Creditor entrust other institutions of Bank of China Limited to perform its rights and obligations under this Contract for business needs, the Guarantor shall approve. Other institutions of Bank of China Limited that the Creditor authorizes shall have the right to exercise all rights under this Contract, to institute a proceeding or submit to the arbitration organization for arbitral award for any dispute occurring under this Contract.

3. Under the conditions not affecting other provisions of this Contract, this Contract shall be binding upon the parties hereto and their successors and assignees generated by law.

4. Both parties have designated that the address stated in the Contract is the address for communication and contact, except otherwise stipulated, and both parties have committed to notify the other party in written form timely in case of any change of the address for communication and contact.

5. The headings and business names in this Contract are for convenience of reference only and shall not be used to explain the contents of clauses and the rights and obligations of the parties hereto.

Article 18 Execution of Contract

This Contract shall come into force as of the date of the signature of both parties’ legal representatives, principals or authorized persons for signature and the official seal of both parties.

This Contract has been made out in four (4) originals for both parties each holding one (1) and the Debtor holding one (1), which shall be equally authentic.

Guarantor: Zhongsan Mingyang Electrical Appliance Co., Ltd.	Creditor: Bank of China Limited Zhongshan Branch
Zhongsan Mingyang Electrical Appliance Co., Ltd. (Official Seal)	Bank of China Limited Zhongshan Branch (Special Seal of Business Contract only)

Authorized Signatory:	Authorized Signatory:
Oct. 15, 2009	Oct. 15, 2009

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